EXHIBIT 99.1

Pediatric Services of America, Inc. Announces

Fourth Quarter and Year-End Results For Fiscal Year 2003

Company Reports a Fifty Percent Increase in Year Over Year Quarterly Operating Income

Conference Call Today at 11:00 AM ET to Discuss Results

Norcross, GA.- -(BUSINESS WIRE) - - December 12, 2003 . . . . . Pediatric Services of America, Inc. (Nasdaq:PSAI) announced financial results for the twelve months and fourth quarter of fiscal year 2003.

Highlights

(in millions, except per share data)

	FY03	FY02	% Change
Net revenue	$215.6	$197.5	9%
Operating income	$10.6	$8.9	18%
Income from continuing operations, before income tax expense (benefit)	$8.5	$6.8	25%
Income tax expense (benefit)	$3.3	$(6.9)
Diluted EPS	$0.72	$1.97

	Q4 FY03	Q4 FY02	% Change
Net revenue	$55.2	$51.0	8%
Operating income	$3.2	$2.1	50%
Income from continuing operations, before income tax expense (benefit)	$2.8	$1.5	79%
Income tax expense (benefit)	$1.1	$(6.9)
Diluted EPS	$0.23	$1.25

Fiscal Year-End Financial Results

The highlights for the Company’s year-end results included:

•	Exceeded previously stated full year guidance of $0.71 per share by earning $0.72 per share

•	18% increase in operating income

•	Repurchased a total of $4.0 million of the Company’s outstanding Notes including $2.0 million in the fourth quarter

•	Acquired the assets of a private duty nursing company in Pennsylvania

•	Opened a pilot Prescribed Pediatric Extended Care Center in Raleigh, NC

•	Opened two HME branch offices

•	Hired a Vice President of Sales and Marketing

During the twelve months ended September 30, 2003, net revenue increased 9% to $215,592,000 from $197,459,000 in the twelve months ended September 30, 2002. Operating income increased 18% to $10,585,000 for the twelve months ended September 30, 2003 compared to $8,939,000 for the twelve months ended September 30, 2002. Net income was $5,127,000 for the twelve months ended September 30, 2003 compared to net income of $14,061,000 in the twelve months ended September 30, 2002. Diluted net income per share was $0.72 in the twelve months ended September 30, 2003 compared to a diluted net income per share of $1.97 in the twelve months ended September 30, 2002. During the twelve months ended September 30, 2003, the Company had a current income tax expense of $3,323,000 compared to a current income tax benefit of $6,943,000 for September 30, 2002. In addition, during the twelve months ended September 30, 2003, the Company had a gain on the early extinguishment of debt of $100,000 compared to a gain on the early extinguishment of debt of $417,000 in the twelve months ended September 30, 2002.

Fourth Quarter Financial Results

The highlights of the Company’s fourth quarter results included:

•	A year over year increase in quarterly net revenue of 8%

•	A year over year increase in quarterly operating income of 50%

•	Repurchased $2.0 million of the Company’s outstanding Notes

For the fourth quarter of fiscal 2003, net revenue increased 8% to $55,244,000 from $51,034,000 in the same period of fiscal year 2002. Operating income increased 50% to $3,215,000 for the fourth quarter of fiscal year 2003 compared to $2,146,000 for the fourth quarter of fiscal year 2002. Net income was $1,678,000 for the fourth quarter of fiscal year 2003 compared to net income of $8,850,000 in the fourth quarter of fiscal year 2002. Diluted net income per share was $0.23 in the fourth quarter of fiscal year 2003 compared to $1.25 in the fourth quarter of fiscal year 2002. During the fourth quarter of fiscal 2003, the Company had a current income tax expense of $1,087,000 as compared to a current income tax benefit of $6,944,000 in the fourth quarter of fiscal 2002.

Joseph D. Sansone, President and CEO of the Company stated, “We are pleased with our fourth quarter and annual results for fiscal 2003. We had strong results in our pharmacy segment and continued to strengthen our balance sheet by reducing long term debt. The growth in revenue and operating income is especially satisfying as we strengthened our efforts in nurse recruitment and improved our managed care contracting strategies.”

Growth Opportunities

The Company believes that it is well positioned to sustain its current growth plans as well as explore future growth opportunities. The Company’s growth plans are based on a strategic platform defined as a market matrix approach to development, which is to provide a combination of products and services in the local markets we serve, including: pediatric private duty nursing, pediatric day treatment centers (PPECs), respiratory therapy services and medical equipment, pharmaceuticals and related supplies. We believe this approach leverages our capabilities to achieve the local market density necessary to impact payor reimbursement rates.

For fiscal year 2004, the Company plans to explore its growth opportunities in the following areas:

•	The Company intends to continue to focus on local market opportunities. In addition, the Company seeks to enhance its same store internal growth plans through the implementation of an aggressive managed care marketing strategy.

•	The Company also plans to grow through accretive acquisitions and is pleased with its current pipeline of candidates.

•	The Company plans to have other PPEC centers under development and operating in fiscal year 2004.

•	The Company also plans to open additional branch offices in identified key markets.

Medicare Changes

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act), signed into law in December 2003, represents an important change to the Medicare program. While the more immediately visible changes mandated by the Act relate to extension of the Medicare benefit to prescription drug coverage, other aspects may impact the operations and profitability of health care providers, including the Company. For instance, the Act mandates a phased-in competitive bidding process for Medicare procurement of certain durable medical equipment (DME), commencing in the ten (10) largest Metropolitan Statistical Areas (MSAs) in 2007, followed by the next 80 largest MSAs in 2009. Moreover, the Secretary of the Department of Health & Human Services has the authority to apply competitive bidding nationally – for the highest cost, highest volume items and services and those items and services that the Secretary determines have the “largest savings potential.” There will also be at least a five year freeze in the Consumer Price Index update for reimbursement rates for DME where competitive bidding prices are not applicable. In addition, commencing in 2005, reimbursement for certain items and services

(e.g., oxygen and oxygen equipment) that are not subject to competitive bidding will be capped at the 2002 rate or the “Median FEHP Price” established in 2002, whichever is lower.

Under the Act, reimbursement for infusion drugs is set at 95% of Average Wholesale Price (AWP) in effect on October 1, 2003, and then will be subject to competitive bidding starting in 2007. Inhalation drugs will be paid at 85% of AWP in 2004, with 2005 reimbursement based on the Average Sales Price plus 6% for the drug, updated quarterly.

A number of other pilots and demonstrations are mandated by the Act, signaling the likelihood of continued re-design of certain aspects of the Medicare program. While the impact of the 2003 reforms of Medicare on the Company cannot yet be determined, particularly since implementing regulations have not yet been promulgated, these and other changes may have a material adverse impact on the Company’s operations and financial results.

Recent Board of Directors Actions

In October 2003, the Company appointed Mr. David Crane, former CEO of MedCath Inc., to serve as a member of the Board of Directors in the Class II membership group. This appointment satisfies the Board of Directors’ objective to increase the size of the Board to seven members.

The Company has obtained a financing commitment and is presently negotiating the terms of a definitive credit agreement with a potential lender. However, there is no assurance that the negotiations will result in the completion of a new credit facility.

Earnings Guidance

Earnings guidance for fiscal year 2004 is $0.81 to $0.85 earnings per diluted share.

Pediatric Services of America, Inc. is a leading provider in the market for pediatric home health care services. PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups. Services are provided through three product lines: Home Nursing and Prescribed Pediatric Extended Care Centers (PPEC) that provide daily medical care for medically fragile children, Pharmacy, and Respiratory Therapy, Equipment and Services.

Additional information on PSA may be found on the Company’s website at http://www.psakids.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s ability to collect for equipment sold or rented, assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, Average Wholesale Price (“AWP”) reductions, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and reduced state funding levels and nursing hours authorized by Medicaid programs, the impact of changes resulting from the recently enacted Medicare Act, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact: Pediatric Services of America, Inc.

Joseph D. Sansone President/CEO

                                         or

James M. McNeill, Sr. Vice President/CFO

(770) 441-1580

Brian Ritchie, Euro RSCG Life NRP

(212) 845-4269

PEDIATRIC SERVICES OF AMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	(Unaudited)	(Unaudited)
	2003	2002	2003	2002
Net revenue	$55,244	$51,034	$215,592	$197,459
Costs and expenses:
Costs of goods and services	30,276	27,476	117,945	106,709
Other operating costs and expenses
Salaries, wages and benefits	9,921	9,683	40,144	38,426
Business insurance	1,739	1,469	7,065	4,795
Overhead	3,731	3,742	15,293	14,325

Other operating costs and expenses	15,391	14,894	62,502	57,546
Corporate, general and administrative
Salaries, wages and benefits	3,487	3,350	13,838	13,351
Business insurance	74	79	319	284
Professional services	674	453	2,125	1,783
Overhead	620	693	2,749	2,848

Corporate, general and administrative	4,855	4,575	19,031	18,266
Provision for doubtful accounts	534	942	1,475	1,930
Depreciation and amortization	973	1,001	4,054	4,069

Total costs and expenses	52,029	48,888	205,007	188,520

Operating income	3,215	2,146	10,585	8,939
Other income	3	—	56	—
Gain on early extinguishment of debt	37	—	100	417
Interest income	57	39	138	167
Interest expense	(547)	(640)	(2,429)	(2,766)

Income from continuing operations, before income tax expense (benefit)	2,765	1,545	8,450	6,757
Income tax expense (benefit)	1,087	(6,944)	3,323	(6,943)

Income from continuing operations	1,678	8,489	5,127	13,700
Discontinued operations:
Gain on disposal of discontinued operations, net of tax	—	361	—	361

Net income	$1,678	$8,850	$5,127	$14,061

Basic net income per share data:
Income from continuing operations	$0.24	$1.24	$0.75	$2.02
Gain on disposal of discontinued operations, net of tax	—	0.05	—	0.05

Net income	$0.24	$1.29	$0.75	$2.07

Diluted net income per share data:
Income from continuing operations	$0.23	$1.20	$0.72	$1.92
Gain on disposal of discontinued operations, net of tax	—	0.05	—	0.05

Net income	$0.23	$1.25	$0.72	$1.97

Weighted average shares outstanding:
Basic	6,874	6,838	6,861	6,791

Diluted	7,190	7,059	7,096	7,150

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	September 30, 2003	September 30, 2002
Cash and cash equivalents	$9,171	$10,990
Total current assets	56,667	52,990
Total assets	107,721	102,068
Total current liabilities	26,143	21,653
Total stockholders' equity	61,063	55,774